Exhibit 99.1
TALBOTS REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS
- Fourth Quarter Loss Per Share of $0.04; Fourth Quarter Adjusted Loss Per Share of $0.14
- Full Year EPS of $0.11; Full Year Adjusted EPS of $0.61
- Total Outstanding Debt of $25.5 Million at Year-End
- Company Comments on First Quarter and Full Year 2011
          Hingham, MA, March 24, 2011 — The Talbots, Inc. (NYSE:TLB) today reported results for the fourth quarter and fiscal year ended January 29, 2011.
          Fourth quarter loss from continuing operations was $2.8 million, or $0.04 per share, compared to last year’s loss from continuing operations of $1.5 million, or $0.03 per share. Adjusted fourth quarter loss from continuing operations was $9.6 million, or $0.14 per share, excluding net income from special items of $6.8 million, or $0.10 per share, compared to last year’s adjusted income from continuing operations of $7.4 million, or $0.13 per share.
          Fiscal year 2010 income from continuing operations was $7.6 million, or $0.11 per share, compared to last year’s loss from continuing operations of $25.3 million, or $0.47 per share. Adjusted full year 2010 income from continuing operations was $40.6 million, or $0.61 per share, excluding special items of $33.0 million, or $0.50 per share, compared to last year’s adjusted loss from continuing operations of $5.5 million, or a loss of $0.10 per share.
A full reconciliation of GAAP to non-GAAP (“adjusted”) items is included with this release.
          Trudy F. Sullivan, Talbots President and Chief Executive Officer, said, “We achieved fourth quarter and full year results that were slightly better than our revised expectations. For the full year, we significantly improved our profitability and considerably deleveraged our balance sheet; however, we remain disappointed in our fourth quarter performance. As we previously reported, our results during the fourth quarter reflected weaker than anticipated customer response to our product, high levels of competitive promotional activity and weather related issues. We believe merchandise styling in our catalog that was pushed too far forward for our core customer, and the initial allocation of product in the early implementation of our store segmentation strategy, were additional factors impacting store traffic. We have already begun to take steps to address these challenges.”
Fourth Quarter 2010 Operating Results:
•	Operating income was approximately break-even, compared to prior year’s operating income of $4.5 million.

•	Adjusted operating loss, excluding special items of $6.8 million, was $6.8 million, a decrease of $20.1 million, compared to prior year’s adjusted operating income of $13.3 million.

•	Net sales decreased 7.4% to $292.6 million, compared to $315.9 million in the same period last year.

•	Store sales decreased 7.8% to $240.8 million, compared to $261.2 million in the same period last year. Comparable store sales decreased 7.3%.

•	Direct marketing sales, including catalog, Internet and red-line, decreased 5.3% in the quarter to $51.8 million, compared to $54.7 million in the same period last year.

•	Cost of sales, buying and occupancy as a percent of net sales increased 610 basis points compared to last year, primarily due to higher levels of markdowns resulting from lower than anticipated sales and higher levels of promotional activity.

•	Selling, general & administrative (SG&A) expenses as a percent of net sales decreased 170 basis points from the prior year to 29.4%. This decrease was due primarily to continued strong expense management and a one-time cumulative adjustment to gift card breakage income.
Full Year 2010 Results:
•	Operating income was $31.4 million, an increase of $40.1 million, compared to the prior year’s operating loss of $8.7 million.

•	Adjusted operating income, excluding special items of $27.5 million, was $58.9 million, or 4.9% of net sales, an increase of $47.7 million, or 428.2%, compared to the prior year.

•	Net sales were $1,213.1 million for the fifty-two week period, compared to $1,235.6 million in the prior year.

•	Store sales were $991.4 million, compared to $1,027.9 million in the prior year. Comparable store sales declined 3.4%.

•	Direct marketing sales, including catalog, Internet and red-line, increased 6.7% to $221.7 million, compared to $207.7 million last year.

•	Cost of sales, buying and occupancy as a percent of net sales declined 420 basis points compared to last year, primarily due to a 310 basis point improvement in merchandise margin and a 110 basis point improvement in buying and occupancy expenses as a percent of net sales.

•	Selling, general & administrative (SG&A) expenses as a percent of net sales decreased 20 basis points from the prior year to 32.4%. This decrease was due primarily to continued tight expense management and a one-time cumulative adjustment to gift card breakage income recognized in the fourth quarter, which offset incremental marketing investment and the reinstatement of certain employee related benefits.

•	Total inventory increased 10.8% to $158.0 million, compared to $142.7 million at the end of fiscal 2009, due to planned increases in receipts and lower than anticipated sales volume in the fourth quarter. The timing of spring receipts also had an impact on year-end inventory levels.

•	Total outstanding debt was $25.5 million, a decrease of $461.0 million, or 94.8%, compared to $486.5 million at the end of last year.

•	During 2010, the Company opened 11 Talbots upscale outlets, closed 23 Talbots stores and ended the year with 568 stores.

Outlook
          The Company commented on the first quarter and full year 2011 as follows:
          While first quarter-to-date sales trends and customer traffic have improved sequentially from the fourth quarter of 2010, top line sales are currently down approximately 4% compared to the same period last year, despite the Company’s increased levels of promotional activity. The Company also indicated that the shift in Easter from March to April this year has a significant impact on first quarter sales to date as key promotional events have shifted accordingly.
          As the Company maintains a higher level of promotional activity, first quarter cost of sales, buying and occupancy as a percent of net sales is expected to increase approximately 600 basis points from the prior year period. Selling, general and administrative expenses on a dollar basis are expected to be up slightly from the prior year first quarter, due primarily to the continuation of incremental marketing investments.
          For the full year, the Company plans to expand its store re-image program and expects to refresh and renovate approximately 70 stores by fiscal year-end. In conjunction with the expanded store re-image initiative, Talbots also expects to accelerate the implementation of its previously announced long-range plan to reduce the Company’s store base and square footage. The Company expects to close approximately 90 to 100 stores and consolidate and/or downsize approximately 15 to 20 stores over two years, with a majority of those expected to be completed in 2011. The plan is being finalized; however, the Company anticipates recording associated costs of approximately $18 million over the two years. Additionally, the Company expects to open approximately 20 upscale outlets in 2011.
          Capital expenditures for 2011 are expected to be approximately $60 million, relating to investments in refreshing and renovating stores, upscale outlet openings and IT initiatives.
          Ms. Sullivan concluded, “At this stage in our turnaround, we are continuing to put building blocks in place that we believe will position the Company for long term sustainable, profitable growth. As we move forward in 2011, we believe that higher commodity costs and our increased promotional activity will affect our near-term profitability. We remain keenly focused on merchandise initiatives as well as branding and marketing strategies that we believe will drive increased customer traffic and sales.
          “Further, we are pleased to expand the store re-image program this year to additional stores and believe the accelerated rationalization of our store portfolio and implementation of IT initiatives will also allow us to make progress toward improved productivity.”
          The above outlook is based on the Company’s internal assumptions and estimates, is subject to its accompanying forward-looking statement and is not a guarantee of future performance.
Conference Call Details
          As previously announced, Talbots will host a conference call today March 24, 2011, at 10:00 a.m. local time to discuss fourth quarter and full year 2010 results and comments on first quarter and full year fiscal 2011. To listen to the live call, please dial (866) 336-2423, passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived through March 29, 2011. This archived call may be accessed by dialing (800) 642-1687; passcode 28735033.
          The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of the fourth quarter 2010, the Company operated 568 Talbots stores in 46 states and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

CONTACT:	The Talbots, Inc Julie Lorigan Senior Vice President, Investor and Media Relations (781) 741-7775 FD Leigh Parrish, Evan Goetz Investor and Media Relations (212) 850-5651, (212) 850-5639
Cautionary Statement and Certain Risk Factors to Consider
This press release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “projected,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “potential” or similar statements or variations of such terms. All of the information concerning our future liquidity, future financial performance and results, future credit facilities and availability, future cash flows and cash needs, strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information. Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve substantial risks and uncertainty, including assumptions and projections concerning our internal plan, regular-price and markdown selling, operating cash flows, liquidity and credit availability for all forward periods. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following risks and uncertainties:
•	the ability to successfully increase our store customer traffic and the success and customer acceptance of our merchandise offerings in our stores, on our website and in our catalogs;

•	the continuing material impact of the U.S. economic environment on our business, continuing operations, liquidity and financial results, including any negative impact on consumer discretionary spending, substantial loss of household wealth and savings, significant tightening of the U.S. credit markets and continued high unemployment levels;

•	the risks associated with our efforts to successfully implement and achieve the benefits of our current strategic initiatives including store segmentation, store re-imaging, store rationalization and the reduction of the Company’s store base and square footage, enhanced marketing, information technology reinvestments and any other future initiatives that we may undertake;

•	the risks associated with competitive pricing pressures and the current increased promotional environment;

•	the risks associated with our on-going efforts to adequately manage rising raw material and freight costs;

•	the ability to attract and retain talented and experienced executives that are necessary to execute our strategic initiatives;

•	the risks associated with maintaining our traditional customer and expanding to attract new customers;

•	the ability to accurately estimate and forecast future regular-price and markdown selling and other future financial results and financial position;

•	the satisfaction of all borrowing conditions under our credit facility including accuracy of all representations and warranties, no events of default, absence of material adverse effect or change and all other borrowing conditions;

•	the ability to access on satisfactory terms, or at all, adequate financing and sources of liquidity necessary to fund our continuing operations and strategic initiatives and to obtain further increases in our credit facility as may be needed from time to time;

•	the risks associated with our appointment of an exclusive global merchandise buying agent, including that the anticipated benefits and cost savings from this arrangement may not be realized or may take longer to realize than expected and the risk that upon any cessation of the relationship, for any reason, we would be unable to successfully transition to an internal or other external sourcing function;

•	the ability to continue to purchase merchandise on open account purchase terms at existing or future expected levels and with acceptable payment terms and the risk that suppliers could require earlier or immediate payment or other security due to any payment concerns;

•	the risks and uncertainties in connection with any need to source merchandise from alternate vendors;

•	any impact to or disruption in our supply of merchandise including from any current or any future increased political, social or other unrest or future labor shortages in various Asian countries;

•	the ability to successfully execute, fund and achieve the expected benefits of supply chain initiatives;

•	any significant interruption or disruption in the operation of our distribution facility or the domestic and international transportation infrastructure;

•	the impact of the current regulatory environment and financial systems reforms on our business, including new consumer credit rules;

•	the risk that estimated or anticipated costs, charges and liabilities to settle and complete the transition and exit from and disposal of the J. Jill business, including both retained obligations and contingent risk for assigned obligations, may materially differ from or be materially greater than anticipated;

•	any future store closings and the success of and necessary funding for closing underperforming stores;

•	the risks associated with our upscale outlet expansion;

•	the ability to reduce spending as needed;

•	the ability to achieve our 2011 financial plan and three-year strategic plan for operating results, working capital and cash flows;

•	any negative publicity concerning the specialty retail business in general or our business in particular;

•	the risk of impairment of goodwill and other intangible or long-lived assets;

•	the risk associated with our efforts in transforming our information technology systems to meet our changing business systems and operations;

•	any lack of sufficiency of available cash flows and other internal cash resources to satisfy all future operating needs and other cash requirements; and

•	the risks and uncertainties associated with the outcome of current and future litigation, claims, tax audits and tax and other proceedings and the risk that actual liabilities, assessments or other financial impact will exceed any estimated, accrued or expected amounts or outcomes.
All of our forward-looking statements are as of the date of this press release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this press release or included in our other periodic reports filed with the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, prospects and liquidity. Except as required by law, we do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections or other circumstances affecting such forward-looking statements occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release.
In addition to the information set forth in this press release, you should carefully consider the risk factors and risks and uncertainties included in our 2009 Annual Report on Form 10-K and other periodic reports filed with the SEC.

THE TALBOTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Amounts in thousands except per share data

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Net sales	$292,558	$315,925	$1,213,060	$1,235,632

Costs and expenses
Cost of sales, buying and occupancy	207,215	204,292	755,232	821,278
Selling, general and administrative	85,969	98,285	393,477	403,204
Merger-related costs	(1,795)	8,216	25,855	8,216
Restructuring charges	324	613	5,640	10,273
Impairment of store assets	869	—	1,420	1,351

Operating (loss) income	(24)	4,519	31,436	(8,690)

Interest
Interest expense	1,726	6,558	18,902	28,394
Interest income	11	18	75	271

Interest expense, net	1,715	6,540	18,827	28,123

(Loss) income before taxes	(1,739)	(2,021)	12,609	(36,813)

Income tax (benefit) expense	1,090	(548)	5,039	(11,505)

(Loss) income from continuing operations	(2,829)	(1,473)	7,570	(25,308)

Income (loss) from discontinued operations	23	5,563	3,245	(4,104)

Net (loss) income	$(2,806)	$4,090	$10,815	$(29,412)

Basic (loss) earnings per share:
Continuing operations	$(0.04)	$(0.03)	$0.11	$(0.47)
Discontinued operations	—	0.10	0.05	(0.08)

Net (loss) earnings	$(0.04)	$0.07	$0.16	$(0.55)

Diluted (loss) earnings per share:
Continuing operations	$(0.04)	$(0.03)	$0.11	$(0.47)
Discontinued operations	—	0.10	0.05	(0.08)

Net (loss) earnings	$(0.04)	$0.07	$0.16	$(0.55)

Weighted average shares outstanding:

Basic	68,527	53,884	65,790	53,797

Diluted	68,527	54,497	66,844	53,797

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Amounts in thousands

	January 29,	January 30,
	2011	2010
Cash and cash equivalents	$10,181	$112,775
Customer accounts receivable, net	145,472	163,587
Merchandise inventories	158,040	142,696
Other current assets	37,419	57,789

Total current assets	351,112	476,847

Property and equipment, net	186,658	220,404
Goodwill	35,513	35,513
Trademarks	75,884	75,884
Other assets	19,349	17,170

Total Assets	$668,516	$825,818

Accounts payable	$91,855	$104,118
Accrued liabilities	137,824	148,177
Revolving credit facility	25,516	—
Related party debt	—	486,494

Total current liabilities	255,195	738,789

Deferred rent under lease commitments	93,440	111,137
Deferred income taxes	28,456	28,456
Other liabilities	107,839	133,072
Stockholders’ equity (deficit)	183,586	(185,636)

Total Liabilities and Stockholders’ Equity (Deficit)	$668,516	$825,818

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Amounts in thousands

	Fifty-Two Weeks Ended
	January 29,	January 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$10,815	$(29,412)
Income (loss) from discontinued operations, net of tax	3,245	(4,104)

Income (loss) from continuing operations	7,570	(25,308)
Depreciation and amortization	61,501	74,309
Stock-based compensation	14,461	6,423
Amortization of debt issuance costs	3,118	2,335
Impairment of store assets	1,420	1,351
Gift card breakage income	(6,940)	—
Non-cash gain on settlement of shareholder litigation	(1,045)	—
Deferred and other items	(13,370)	(23,452)
Changes in:
Customer accounts receivable	18,187	5,950
Merchandise inventories	(15,116)	64,311
Accounts payable	(12,317)	(17,275)
Accrued liabilities	4,245	(14,016)
All other working capital	(7,576)	6,559

Net cash provided by operating activities	54,138	81,187

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(28,805)	(20,980)
Proceeds from disposal of property and equipment	15	61
Cash acquired in merger with BPW Acquisition Corp.	332,999	—

Net cash provided by (used in) investing activities	304,209	(20,919)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving credit facility	1,651,638	—
Payments on revolving credit facility	(1,626,122)	—
Proceeds from related party borrowings	—	475,000
Payments on related party borrowings	(486,494)	(8,506)
Payments on long-term borrowings	—	(308,351)
Proceeds from working capital notes payable	—	8,000
Payments on working capital notes payable	—	(156,500)
Payment of debt issuance costs	(6,163)	(4,760)
Payment of equity issuance costs	(3,594)	—
Proceeds from warrants exercised	19,042	—
Proceeds from options exercised	752	—
Purchase of treasury stock	(2,030)	(556)

Net cash (used in) provided by financing activities	(452,971)	4,327

EFFECT OF EXCHANGE RATE CHANGES ON CASH	607	503

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Operating activities	(8,577)	(34,110)
Investing activities	—	63,827
Effect of exchange rate changes on cash	—	23

	(8,577)	29,740

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(102,594)	94,838
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	112,775	16,551
INCREASE IN CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	—	1,386

CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,181	$112,775

SEC Regulation G
THE TALBOTS, INC. AND SUBSIDIARIES
Reconciliation of GAAP (loss) income from continuing operations to non-GAAP (“adjusted”) (loss) income from continuing operations (unaudited)
Amounts in thousands except per share amounts

	For the 13 weeks ended		For the 13 weeks ended
	January 29, 2011		January 30, 2010
Loss from continuing operations	$(2,829)	$(0.04)	$(1,473)	$(0.03)
Merger-related costs	(1,795)	(0.02)	8,216	0.15
Restructuring charges	324	—	613	0.01
Impairment of store assets	869	0.01	—	—
Cumulative effect of change in estimate, gift card breakage (a)	(6,285)	(0.09)	—	—
Store re-image initiative (b)	141	—	—	—

Adjusted (loss) income from continuing operations	$(9,575)	$(0.14)	$7,356	$0.13

	For the 52 weeks ended		For the 52 weeks ended
	January 29, 2011		January 30, 2010
Income (loss) from continuing operations	$7,570	$0.11	$(25,308)	$(0.47)
Merger-related costs	25,855	0.39	8,216	0.15
Restructuring charges	5,640	0.09	10,273	0.19
Impairment of store assets	1,420	0.02	1,351	0.03
Cumulative effect of change in estimate, gift card breakage (a)	(6,285)	(0.09)	—	—
Change in tax estimate (c)	5,546	0.08	—	—
Store re-image initiative (b)	833	0.01	—	—

Adjusted income (loss) from continuing operations	$40,579	$0.61	$(5,468)	$(0.10)

Reconciliation of GAAP operating (loss) income to non-GAAP (“adjusted”) operating (loss) income (unaudited)
Amounts in thousands

	For the 13 weeks ended	For the 13 weeks ended
	January 29, 2011	January 30, 2010
Operating (loss) income	$(24)	$4,519
Merger-related costs	(1,795)	8,216
Restructuring charges	324	613
Impairment of store assets	869	—
Cumulative effect of change in estimate, gift card breakage (a)	(6,285)	—
Store re-image initiative (b)	141	—

Adjusted operating (loss) income	$(6,770)	$13,348

	For the 52 weeks ended	For the 52 weeks ended
	January 29, 2011	January 30, 2010
Operating income (loss)	$31,436	$(8,690)
Merger-related costs	25,855	8,216
Restructuring charges	5,640	10,273
Impairment of store assets	1,420	1,351
Cumulative effect of change in estimate, gift card breakage (a)	(6,285)	—
Store re-image initiative (b)	833	—

Adjusted operating income	$58,899	$11,150

(a)	In the fourth quarter of 2010, the Company began to recognize income from the breakage of gift cards when the likelihood of redemption of the gift card is considered remote. Related to this change in estimate, the Company recorded a cumulative adjustment of $6.3 million for estimated gift card breakage from prior years’ gift card issuances.

(b)	In the second quarter of 2010, the Company began its store re-image initiative. Costs incurred related to the initiative include accelerated depreciation of leasehold improvements and other costs associated with property disposed of under the program.

(c)	During the second quarter of 2010, the Company changed its estimate related to certain previously existing uncertain tax positions (FIN 48 liabilities), based on new information. The tax and interest expense recorded represents the Company’s best estimate of potential exposure.

THE TALBOTS, INC. AND SUBSIDIARIES
Additional Store Metrics
Store Count (unaudited)

	January 30,				January 29,
	2010	Openings	Closings	Conversions	2011
Retail	541	—	(20)	—	521
Upscale Outlets	18	11	(1)	—	28
Surplus Outlets	21	—	(2)	—	19

Total	580	11	(23)	—	568
Total Store Selling Square Footage (unaudited)
Amounts in thousands

	January 30,	January 29,
	2010	2011
Retail	2,984	2,870
Upscale Outlets	67	101
Surplus Outlets	165	149

Total	3,216	3,120